For the period ended (a) 11/30/96
File number (c) 811-07491

                        SUB-ITEM 77 Q

                                 Exhibits
     On August 27, 1996, the Board of Directors approved and authorized a proposal to increase the number of Directors, which shall constitute the Board to twelve (12), pursuant to Article II,
Section I of the Fund's By-Laws.